Phillips 66 Partners Reports Second-Quarter Earnings

Exhibit 99.1

Phillips 66 Partners Reports
Second-Quarter Earnings

Highlights

•	Delivered earnings of $103 million; adjusted EBITDA of $170 million

•	Increased quarterly distribution by 5 percent to $0.615 per common unit

•	Additional Sand Hills joint venture pipeline expansion project announced

HOUSTON, August 1, 2017 – Phillips 66 Partners LP (NYSE: PSXP) announces second-quarter 2017 earnings of $103 million, or $0.61 per common unit. Cash from operations was $131 million, and distributable cash flow was $140 million. Adjusted EBITDA was $170 million in the second quarter, compared with $155 million in the prior quarter.

“This quarter we operated well, delivered record earnings, and increased our distribution per unit by 5 percent,” said Greg Garland, Phillips 66 Partners’ chairman and CEO. “We continue to advance several organic growth projects to support our goal of achieving $1.1 billion of run-rate EBITDA and a 30 percent five-year distribution CAGR by the end of 2018.”

On July 19, 2017, the General Partner’s board of directors declared a second-quarter 2017 cash distribution of $0.615 per common unit, a 5 percent increase over the first quarter of 2017. The Partnership has increased its distribution every quarter since its initial public offering in July 2013.

Phillips 66 Partners Reports Second-Quarter Earnings

Financial Results

Phillips 66 Partners’ earnings were $103 million in the second quarter of 2017, compared with earnings of $97 million in the prior quarter. The increase was primarily attributable to lower operating expenses as well as higher equity earnings due to increased volumes on the Sand Hills and Explorer pipelines. First-quarter results included the benefit of a make-whole payment from a joint venture.

Liquidity, Capital Expenditures and Investments

As of June 30, 2017, total debt outstanding was $2.3 billion. The Partnership had $1 million in cash and cash equivalents and $700 million available under its revolving credit facility.

During the second quarter, the Partnership issued 2.6 million common units under its at-the-market program, generating net proceeds of $131 million.

The Partnership’s total capital spending for the quarter was $75 million. Expansion capital spending totaled $65 million, reflecting investments in the STACK, Bayou Bridge, and Sand Hills joint venture projects.

Strategic Update

The Sand Hills Pipeline expansion continues to progress. The project will expand capacity from 280,000 barrels per day (BPD) to 365,000 BPD, with an expected in-service date by the end of 2017. In addition, DCP Midstream, the operator of the pipeline, has announced plans to further expand the line to approximately 450,000 BPD. Phillips 66 Partners owns a one-third interest in this joint venture.

The STACK joint venture continued expansion activities that include a loop of the existing pipeline and an extension further into the STACK play. The project will increase capacity by 150,000 BPD, with completion anticipated by the end of 2017. The Partnership owns a 50 percent interest in the joint venture.

The Bayou Bridge Pipeline, in which the Partnership holds a 40 percent interest, currently operates from the Phillips 66 Beaumont Terminal to Lake Charles, Louisiana. Progress continues on the segment from Lake Charles to St. James, Louisiana, with commercial operations expected to begin in the first quarter of 2018.

Phillips 66 Partners is developing a new 25,000 BPD isomerization unit to increase production of higher octane gasoline blend components at the Phillips 66 Lake Charles Refinery. The project is expected to cost approximately $200 million and include a long-term agreement with Phillips 66 for processing services, and a minimum volume commitment. Final project approval is expected in the first half of 2018.

Phillips 66 Partners Reports Second-Quarter Earnings

Investor Webcast

Members of Phillips 66 Partners’ executive management will host a webcast today at 2 p.m. EDT to discuss the Partnership’s second-quarter performance. To listen to the conference call and view related presentation materials, go to www.phillips66partners.com/events. For detailed supplemental information, go to www.phillips66partners.com/reports.

About Phillips 66 Partners

Headquartered in Houston, Phillips 66 Partners is a growth-oriented master limited partnership formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum product and natural gas liquids pipelines and terminals and other transportation and midstream assets. For more information, visit www.phillips66partners.com.

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CONTACTS
Jeff Dietert (investors) 832-765-2297 jeff.dietert@p66.com	Rosy Zuklic (investors) 832-765-2297 rosy.zuklic@p66.com	C.W. Mallon (investors) 832-765-2297 c.w.mallon@p66.com
Dennis Nuss (media) 832-765-1850 dennis.h.nuss@p66.com

Phillips 66 Partners Reports Second-Quarter Earnings

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This news release includes forward-looking statements. Words and phrases such as “is anticipated,” “is estimated,” “is expected,” “is planned,” “is scheduled,” “is targeted,” “believes,” “continues,” “intends,” “will,” “would,” “objectives,” “goals,” “projects,” “efforts,” “strategies” and similar expressions are used to identify such forward-looking statements. However, the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements relating to Phillips 66 Partners (including our joint venture operations) are based on management’s expectations, estimates and projections about the Partnership, its interests and the energy industry in general on the date this news release was prepared. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results or events to differ materially from those described in the forward-looking statements include the continued ability of Phillips 66 to satisfy its obligations under our commercial and other agreements; the volume of crude oil, refined petroleum products and NGL we or our joint ventures transport, fractionate, terminal and store; the tariff rates with respect to volumes that we transport through our regulated assets, which rates are subject to review and possible adjustment by federal and state regulators; fluctuations in the prices for crude oil, refined petroleum products and NGL; liabilities associated with the risks and operational hazards inherent in transporting, fractionating, terminaling and storing crude oil, refined petroleum products and NGL; potential liability from litigation or for remedial actions, including removal and reclamation obligations under environmental regulations; and other economic, business, competitive and/or regulatory factors affecting Phillips 66 Partners’ businesses generally as set forth in our filings with the Securities and Exchange Commission. Phillips 66 Partners is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information—This news release includes the terms “EBITDA,” “adjusted EBITDA,” “distributable cash flow,” and “run-rate EBITDA.” These are non-GAAP financial measures. EBITDA and adjusted EBITDA are included to help facilitate comparisons of operating performance of the Partnership with other companies in our industry. EBITDA and distributable cash flow help facilitate an assessment of our ability to generate sufficient cash flow to make distributions to our partners. We believe that the presentation of EBITDA, adjusted EBITDA and distributable cash flow provides useful information to investors in assessing our financial condition and results of operations. The GAAP performance measure most directly comparable to EBITDA and adjusted EBITDA is net income. The GAAP liquidity measure most comparable to EBITDA and distributable cash flow is net cash provided by operating activities. These non-GAAP financial measures should not be considered as alternatives to GAAP net income or net cash provided by operating activities. They have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities. They should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Additionally, because EBITDA, adjusted EBITDA and distributable cash flow may be defined differently by other companies in our industry, our definition of EBITDA, adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Run-rate EBITDA is a forecast of future EBITDA, and is based on the Partnership’s projections of annual EBITDA inclusive of current assets and future potential acquisitions by the Partnership. Run-rate EBITDA is included to demonstrate management’s intention of future growth through acquisitions and organic projects. We are unable to present a reconciliation of run-rate EBITDA to net income, which is the nearest GAAP financial measure, because certain elements of net income, including interest, depreciation and taxes, were not used in the forecasts and are therefore not available. Together, these items generally result in run-rate EBITDA being significantly higher than net income. The disaggregation of capital spending between expansion/growth and maintenance is not a distinction recognized under GAAP. We provide such disaggregation because the Partnership will generally fund maintenance capital spending with cash from operating activities and fund expansion/growth capital spending with financing activities. We believe this is an important distinction in our liquidity profile.

References in the release to earnings refer to net income attributable to the Partnership. References to EBITDA refer to earnings before interest, income taxes, depreciation and amortization. References to CAGR refer to compound annual growth rate.

Phillips 66 Partners Reports Second-Quarter Earnings

Results of Operations (Unaudited)

Summarized Financial Statement Information
	Millions of Dollars Except as Indicated
	Q2 2017	Q1 2017
Selected Income Statement Data
Total revenues and other income	$234	234
Net income	103	97
Net income attributable to the Partnership	103	97

Adjusted EBITDA	170	155
Distributable cash flow	140	124

Net Income Attributable to the Partnership Per Limited Partner Unit—Basic and Diluted (Dollars)
Common units	$0.61	0.60

Selected Balance Sheet Data
Cash and cash equivalents	$1	1
Equity investments	1,212	1,176
Total assets	4,168	4,125
Total debt	2,252	2,359
Equity held by public
Common units	1,970	1,837
Equity held by Phillips 66
Common units	480	479
General partner	(678)	(687)

Phillips 66 Partners Reports Second-Quarter Earnings

Statement of Income
	Millions of Dollars
	Q2 2017	Q1 2017
Revenues and Other Income
Operating revenues—related parties	$186	184
Operating revenues—third parties	11	10
Equity in earnings of affiliates	37	33
Other income	—	7
Total revenues and other income	234	234

Costs and Expenses
Operating and maintenance expenses	57	62
Depreciation	26	26
General and administrative expenses	16	16
Taxes other than income taxes	7	9
Interest and debt expense	24	24
Total costs and expenses	130	137
Income before income taxes	104	97
Provision for income taxes	1	—
Net income	103	97
Less: Net income attributable to Predecessors	—	—
Net income attributable to the Partnership	103	97
Less: General partner's interest in net income attributable to the Partnership	37	32
Limited partners' interest in net income attributable to the Partnership	$66	65

Phillips 66 Partners Reports Second-Quarter Earnings

Selected Operating Data
	Thousands of Barrels Daily
	Q2 2017	Q1 2017
Pipeline, Terminal and Storage Volumes
Pipelines(1)
Pipeline throughput volumes
Wholly Owned Pipelines
Crude oil	938	940
Refined products and natural gas liquids	977	935
Total	1,915	1,875

Select Joint Venture Pipelines(2)
Natural gas liquids	372	354

Terminals
Terminal throughput and storage volumes(3)
Crude oil(4)	494	485
Refined products and natural gas liquids	840	898
Total	1,334	1,383
(1) Represents the sum of volumes transported through each separately tariffed pipeline segment.
(2) Total pipeline system throughput volumes for the Sand Hills and Southern Hills pipelines (100 percent basis) per day for each period presented.
(3) Terminal throughput and storage volumes include leased capacity converted to a MBD-equivalent based on capacity divided by days in the period.
(4) Crude oil terminals include Bayway and Ferndale rail rack volumes.

	Dollars per Barrel
	Q2 2017	Q1 2017
Revenue
Average pipeline revenue*	$0.61	0.63
Average terminal and storage revenue	0.42	0.41
* Excludes average pipeline revenue per barrel from equity affiliates.

Capital Expenditures and Investments
	Millions of Dollars
	Q2 2017	Q1 2017
Capital Expenditures and Investments
Expansion	$65	42
Maintenance	10	11
Total Partnership	75	53
Predecessors	—	—
Total Consolidated	$75	53

Phillips 66 Partners Reports Second-Quarter Earnings

Cash Distributions
	Millions of Dollars
	Q2 2017	Q1 2017
Cash Distributions*
Common units—public	$28	26
Common units—Phillips 66	40	37
General partner—Phillips 66	36	32
Total	$104	95

Cash Distribution Per Unit (Dollars)	$0.615	0.586

Coverage Ratio†	1.35	1.31
* Cash distributions declared attributable to the indicated periods.
† Calculated as distributable cash flow divided by total cash distributions. Used to indicate the Partnership’s ability to pay cash distributions from current earnings.

Reconciliation of Adjusted EBITDA and Distributable Cash Flow to Net Income
	Millions of Dollars
	Q2 2017	Q1 2017
Reconciliation to Net Income
Net Income	$103	97
Plus:
Depreciation	26	26
Net interest expense	24	24
Provision for income taxes	1	—
EBITDA	154	147
Distributions in excess of equity earnings	16	4
Expenses indemnified by Phillips 66	—	3
Transaction costs associated with acquisitions	—	1
Adjusted EBITDA	170	155
Plus:
Deferred revenue impacts*	4	4
Less:
Net interest expense	24	24
Maintenance capital expenditures	10	11
Distributable cash flow	$140	124
* Difference between cash receipts and revenue recognition.

Phillips 66 Partners Reports Second-Quarter Earnings

Reconciliation of Distributable Cash Flow to Net Cash Provided by Operating Activities
	Millions of Dollars
	Q2 2017	Q1 2017
Reconciliation to Net Cash Provided by Operating Activities
Net Cash Provided by Operating Activities	$131	139
Plus:
Net interest expense	24	24
Provision for income taxes	1	—
Changes in working capital	6	(17)
Adjustment to equity earnings for cash distributions received	(6)	4
Other	(2)	(3)
EBITDA	154	147
Distributions in excess of equity earnings	16	4
Expenses indemnified by Phillips 66	—	3
Transaction costs associated with acquisitions	—	1
Adjusted EBITDA	170	155
Plus:
Deferred revenue impacts*	4	4
Less:
Net interest expense	24	24
Maintenance capital expenditures	10	11
Distributable cash flow	$140	124
* Difference between cash receipts and revenue recognition.